Anaptys Announces Second Quarter 2025 Financial Results and
Provides Business Update
•Announces positive data for rosnilimab, a pathogenic T cell depleter, through Week 38 from Phase 2b rheumatoid arthritis trial
•Enrollment completed for rosnilimab Phase 2 ulcerative colitis trial; Top-line data through Week 12 on track for Q4 2025
•Ongoing Phase 1 trials in healthy volunteers for ANB033, a CD122 antagonist, and ANB101, a BDCA2 modulator
•Plan to initiate Phase 1b cohort for ANB033 in initial indication, celiac disease, by Q4 2025; additional information to be disclosed at ANB033-focused R&D event in Q4 2025
•Anticipate triggering a $75 million commercial sales milestone from GSK in 2025 once Jemperli achieves $1 billion in worldwide net sales in a calendar year
SAN DIEGO, August 6, 2025 — AnaptysBio, Inc. (Nasdaq: ANAB), a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.
“Rosnilimab’s Phase 2b data in rheumatoid arthritis (RA) delivered a compelling safety and tolerability profile and JAK-like efficacy through six months that is durable for at least three months off-drug. The strength of the data, as well as positive feedback from the KOL community, gives us confidence in the transformational potential of rosnilimab. With enrollment completed in the Phase 2 ulcerative colitis (UC) trial, we look forward to reading out top-line data through Week 12 in Q4 2025, as well as potential additional six- and 12-month data from this trial in 2026,” said Daniel Faga, president and chief executive officer of Anaptys. “Additionally, we are excited to announce the initial indication for our CD122 antagonist, ANB033, is celiac disease (CeD), a serious autoimmune disease triggered by the ingestion of gluten, affecting more than 2.1 million people in the U.S. but with no approved therapies. We believe ANB033’s MoA, inhibiting both IL-2 and IL-15 signaling, is well-suited to target the multiple pathogenic drivers of CeD. We plan to initiate a Phase 1b cohort by Q4 2025 and will discuss the program in depth at a dedicated R&D event later this year.”
PORTFOLIO UPDATES
Rosnilimab (Pathogenic T Cell Depleter)
•Announced positive data for rosnilimab from robust, 424-patient Phase 2b RA trial demonstrating –
◦Best-in-disease profile with JAK-like efficacy and monthly (Q4W) dosing in both three-month placebo-controlled and six-month blinded treatment period
▪Favorable safety and tolerability, particularly when compared to standard of care biologics or JAK inhibitors
▪Max response rates have not yet been observed; strict continuation criteria at three months in this Phase 2b trial excluded many patients who either achieved or were trending toward LDA and ACR50
◦Trial now complete with CDAI LDA responders at Week 28 demonstrating durable responses for at least 12-14 weeks off drug through Week 38
▪Data consistent with previously reported partial data results through Week 34
▪Supports potential for maintenance dosing with extended dosing intervals (e.g. Q8W or Q12W)
▪Safety profile remains favorable and consistent with previously reported data
◦Plan to present complete RA Phase 2b data at a future medical congress

•Enrollment complete for global Phase 2 trial in moderate-to-severe UC (N=136, ~50% advanced therapy experienced)
◦Assessing Q2W and Q4W dose levels of subcutaneously administered rosnilimab vs. placebo (randomized 1:1:1)
▪Primary statistical analysis at Week 12 on well-established endpoints, including the primary endpoint of change from baseline in modified Mayo score (mMS) and key secondary endpoints, such as clinical response and remission on mMS
▪All patients in all three study arms treat-through to Week 24 and remain blinded to treatment arm. Placebo-treated patients who achieved clinical response on partial modified Mayo score (pmMS) at Week 12 remain on placebo, while placebo-treated patients who are non-responders are crossed over to the high dose Q2W rosnilimab treatment arm
▪Patients who are in clinical response on pmMS at Week 24 are eligible for an additional 26-week (50 weeks of total treatment) blinded treatment extension period (TEP)
◦Top-line data through Week 12, including primary and key secondary endpoints, on track for Q4 2025
▪Blinded surveillance data to date suggest a favorable safety and tolerability profile consistent with prior rosnilimab trials
ANB033 (CD122 antagonist)
•Phase 1 trial ongoing in healthy volunteers
•Plan to initiate Phase 1b cohort for ANB033 in initial indication, celiac disease, by Q4 2025
•Additional information to be disclosed at ANB033-focused R&D event in Q4 2025
ANB101 (BDCA2 modulator)
•Phase 1 trial ongoing in healthy volunteers
COLLABORATION UPDATES
GSK Immuno-Oncology Financial Collaboration
•GSK announced strong commercial performance for Jemperli ($262 million/£196 million in Q2 2025 sales; $482 million/£370 million in 1H 2025 sales) with >19% USD and >12% GBP quarter-over-quarter growth
◦Anaptys anticipates triggering a one-time $75 million commercial sales milestone from GSK in 2025 once Jemperli achieves $1 billion in worldwide net sales in a calendar year
•Substantial GSK investment in additional indications of Jemperli monotherapy and combinations ongoing -
◦AZUR-1 pivotal Phase 2 trial of dostarlimab monotherapy in patients with untreated stage II/III dMMR/MSI-H locally advanced rectal cancer
▪Top-line data in H2 2026
▪Jemperli received U.S. FDA Breakthrough Therapy Designation for this indication
◦AZUR-2 pivotal Phase 3 trial of perioperative dostarlimab monotherapy versus standard of care in participants with untreated T4N0 or stage III dMMR/ MSI-H resectable colon cancer ongoing
◦AZUR-4 Phase 2 trial of neoadjuvant dostarlimab plus capecitabine plus oxaliplatin (CAPEOX) versus CAPEOX alone in previously untreated T4N0 or stage III mismatch repair proficient/microsatellite stable resectable colon cancer ongoing
◦JADE pivotal Phase 3 trial of dostarlimab versus placebo as sequential therapy after chemoradiation in participants with locally advanced unresected head and neck squamous cell carcinoma (HNSCC) ongoing
◦GSK announced that COSTAR Lung Phase 3 trial did not meet primary endpoint of overall survival

Vanda Imsidolimab Financial Collaboration
•Vanda anticipates FDA BLA submission for generalized pustular psoriasis (GPP) in 2H 2025
◦Anaptys eligible to receive up to $35 million for future regulatory approval, including a $5 million milestone upon U.S. FDA approval, and sales milestones, in addition to a 10% royalty on net sales
FINANCIAL UPDATES
Stock Repurchase Program and Cash Runway
•The Company has repurchased a total of 2,853,836 shares of common stock (9.3% shares outstanding) with $55.5 million as of June 30, 2025 from its $75.0 million Stock Repurchase Program
•Cash and investments of $293.7 million as of June 30, 2025, and reiterating cash runway through year-end 2027
Second Quarter 2025 Financial Results
•Cash, cash equivalents and investments totaled $293.7 million as of June 30, 2025, compared to $420.8 million as of December 31, 2024, for a decrease of $127.1 million due primarily to operating activities and $55.5 million in shares repurchased, offset by $15.0 million received from Vanda Pharmaceuticals for the license of imsidolimab.
•Collaboration revenue was $22.3 million and $50.0 million for the three and six months ended June 30, 2025, compared to $11.0 million and $18.2 million for the three and six months ended June 30, 2024. This was due primarily to Jemperli royalties increasing $11.0 million and $22.1 million for the three and six months ended June 30, 2025 and $9.7 million in revenue recognized for the Vanda license agreement.
•Research and development expenses were $37.8 million and $79.0 million for the three and six months ended June 30, 2025, compared to $42.0 million and $79.0 million for the three and six months ended June 30, 2024. The decrease for the three months ended June 30, 2025, was primarily due to lower development costs for ANB032 and imsidolimab offset by higher costs relating to the Phase 2 trials in RA and UC for rosnilimab and the Phase 1 trials for ANB033 and ANB101.The R&D non-cash, stock-based compensation expense was $4.5 million and $8.9 million for the three and six months ended June 30, 2025 as compared to $3.5 million and $7.0 million in the same period in 2024.
•General and administrative expenses were $10.6 million and $24.7 million for the three and six months ended June 30, 2025, compared to $9.3 million and $21.6 million for the three and six months ended June 30, 2024. The increase was due primarily to transaction costs associated with the Vanda Pharmaceuticals license agreement. The G&A non-cash, stock-based compensation expense was $4.8 million and $9.5 million for the three and six months ended June 30, 2025 as compared to $4.0 million and $10.7 million in the same period in 2024.
•Net loss was $38.6 million and $78.0 million for the three and six months ended June 30, 2025, or a net loss per share of $1.34 and $2.62, compared to a net loss of $46.7 million and $90.6 million for the three and six months ended June 30, 2024, or a net loss per share of $1.71 and $3.35.

About Anaptys
Anaptys is a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics for autoimmune and inflammatory diseases. Its lead program, rosnilimab, a pathogenic T cell depleter, completed a Phase 2b trial for the treatment of rheumatoid arthritis and is in a Phase 2 trial for the treatment of ulcerative colitis. The company’s pipeline also includes ANB033, a CD122 antagonist, being studied in celiac disease and ANB101, a BDCA2 modulator, both in Phase 1 trials. Anaptys has also discovered and out-licensed in financial collaborations multiple therapeutic antibodies, including a PD-1 antagonist (Jemperli (dostarlimab-gxly)) to GSK and an IL-36R antagonist (imsidolimab) to Vanda Pharmaceuticals. To learn more, visit www.AnaptysBio.com or follow us on LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the timing of the release of data from the Company’s clinical trials, including rosnilimab’s top-line Phase 2 clinical trial data in ulcerative colitis; whether positive clinical trial results in rosnilimab’s Phase 2b clinical trial in rheumatoid arthritis increases the likelihood of getting positive results from rosnilimab’s Phase 2 clinical trial in ulcerative colitis; timing of the R&D event for ANB033; timing of the initiation of the ANB033 phase 1b cohort in celiac disease; the potential to receive any royalties or milestone payments from the Vanda Pharmaceuticals license agreement; the potential to receive any additional milestones and royalties from the GSK collaboration and the timing therefor; and the Company's projected cash runway. Statements including words such as “plan,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Nick Montemarano
Executive Director, Investor Relations
858.732.0178
investors@anaptysbio.com

AnaptysBio, Inc.
Consolidated Balance Sheets
(in thousands, except par value data)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$44,298	$123,080
Receivables from collaborative partners	21,418	40,765
Short-term investments	221,412	262,293
Prepaid expenses and other current assets	4,778	5,738
Total current assets	291,906	431,876
Property and equipment, net	1,628	1,849
Operating lease right-of-use assets	13,464	14,383
Long-term investments	27,996	35,470
Other long-term assets	256	256
Total assets	$335,250	$483,834
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,329	$4,002
Accrued expenses	30,197	39,501
Current portion of operating lease liability	2,001	1,925
Total current liabilities	35,527	45,428
Liability related to sale of future royalties	331,361	353,426
Operating lease liability, net of current portion	13,095	14,112
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized and no shares, issued or outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized, 27,973 shares and 30,473 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	28	30
Additional paid in capital	792,531	829,860
Accumulated other comprehensive (loss) gain	(6)	305
Accumulated deficit	(837,286)	(759,327)
Total stockholders’ (deficit) equity	(44,733)	70,868
Total liabilities and stockholders’ equity	$335,250	$483,834

AnaptysBio, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	$22,263	$10,971	$50,034	$18,150
Operating expenses:
Research and development	37,824	41,997	79,004	79,039
General and administrative	10,609	9,295	24,739	21,633
Total operating expenses	48,433	51,292	103,743	100,672
Loss from operations	(26,170)	(40,321)	(53,709)	(82,522)
Other income (expense), net:
Interest income	3,654	4,623	8,067	9,207
Non-cash interest expense for the sale of future royalties	(19,606)	(10,953)	(37,667)	(17,270)
Other income (expense), net	3,531	—	5,433	(2)
Total other expense, net	(12,421)	(6,330)	(24,167)	(8,065)
Loss before income taxes	(38,591)	(46,651)	(77,876)	(90,587)
Provision for income taxes	(39)	(9)	(83)	(9)
Net loss	(38,630)	(46,660)	(77,959)	(90,596)
Unrealized (loss) gain on available for sale securities	(167)	209	(311)	382
Comprehensive loss	$(38,797)	$(46,451)	$(78,270)	$(90,214)
Net loss per common share:
Basic and diluted	$(1.34)	$(1.71)	$(2.62)	$(3.35)
Weighted-average number of shares outstanding:
Basic and diluted	28,810	27,356	29,722	27,079